Exhibit 99.1

Kroger Reports Second Quarter 2018 Results

Q2 EPS of $0.62, Q2 Adjusted EPS of $0.41

Updates 2018 GAAP EPS Guidance to $3.88-$4.03 and
Maintains Adjusted 2018 EPS Guidance of $2.00-$2.15

Q2 ID Sales Without Fuel 1.6%

Q2 Highlights

•                  Solid early execution of Restock Kroger

•                  Continued household growth

•                  Redefine the Grocery CX: Digital sales growth over 50%, launched Kroger Ship

•                  Partner for Customer Value: Launched autonomous vehicle test with Nuro, selling Simple Truth in China through Alibaba, expanded Instacart offering

CINCINNATI, September 13, 2018 — The Kroger Co. (NYSE: KR) today reported net earnings of $508 million, or $0.62 per diluted share, in the second quarter of 2018, which ended on August 18. Kroger’s second quarter adjusted net earnings were $336 million, or $0.41 per diluted share (see table 6, 2018 Second Quarter Adjustment Items). The 2018 second quarter adjustment items relate primarily to the change in the market value of Kroger’s investment in Ocado securities. Net earnings for the second quarter 2017 were $353 million, or $0.39 per diluted share. Kroger reported identical sales, without fuel, of 1.6% for the second quarter of 2018.

For the first half of 2018, Kroger’s adjusted net earnings per diluted share result was slightly ahead of the company’s internal expectations due to the solid early execution of Restock Kroger, including process changes that led to sustainable cost controls and higher-margin alternative revenue streams. This performance will allow Kroger to continue making incremental investments while delivering on its guidance range for the year.

Comments from Chairman and CEO Rodney McMullen

“We are only two quarters into our three year Restock Kroger plan, and we are making solid progress. Kroger customers have more ways than ever to engage with us seamlessly through our recently-launched Kroger Ship, expanded availability of Instacart, successful ClickList offering, and selling Simple Truth in China through Alibaba’s Tmall.

“We feel good about our net earnings per diluted share and ID sales results in the second quarter. We expect our investments in space optimization during the first half of 2018 to become a tailwind late in the third quarter.

“We are on track to generate the free cash flow and incremental FIFO operating profit that we committed to in Restock Kroger for 2018-2020, and to deliver on our long-term vision to serve America through food inspiration and uplift.”

Details of Second Quarter 2018 Results

Total sales increased 1.0% to $27.9 billion in the second quarter compared to $27.6 billion for the same period last year. Excluding fuel, the convenience store business unit divestiture and the merger with Home Chef, total sales increased 1.8% in the second quarter over the same period last year.

Gross margin was 21.3% of sales for the second quarter. Excluding fuel and the LIFO charge, gross margin decreased 36 basis points from the same period last year. Kroger’s shrink rate continued to improve during the second quarter. The gross margin rate reflects the company’s price investments, rising transportation costs, and growth of the specialty pharmacy business.

Kroger recorded a LIFO charge of $12 million in the second quarter, compared to a $18 million LIFO charge in the same quarter last year.

Operating, General & Administrative costs as a rate of sales, excluding fuel, increased 36 basis points, driven entirely by higher expense for incentive plans as compared to last year. Rent and depreciation, excluding fuel, decreased by 4 basis points.

FIFO operating margin on a rolling four quarters basis decreased 26 basis points compared to the prior year, excluding fuel, mergers, the 53rd week and the adjustment items from the respective periods.

Kroger did not adjust the rates as a percent of sales described above for the divestiture of the convenience store business and the merger with Home Chef because the effect was insignificant.

Financial Strategy

Kroger’s financial strategy is to use its free cash flow to drive growth while also maintaining its current investment grade debt rating and returning capital to shareholders. The company actively balances the use of its cash flow to achieve these goals.

Over the last four quarters, Kroger has used cash to:

•                  Contribute an incremental $1.1 billion pre-tax to company-sponsored pension plans and $467 million pre-tax to satisfy withdrawal obligations to the Central States Pension Fund,

•                  Repurchase 103 million common shares for $2.6 billion, which includes $1.2 billion repurchased with after-tax proceeds from the sale of Kroger’s convenience store business unit under a previously-announced accelerated stock repurchase plan,

•                  Pay $435 million in dividends, and

•                  Invest $2.9 billion in capital.

Kroger’s net total debt to adjusted EBITDA ratio, on a 52-week basis, is 2.59 (see table 5). The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50. For the remainder of fiscal 2018, Kroger expects its leverage ratio to remain slightly above the target range, primarily due to increased borrowings to fund the company’s merger with Home Chef and investments in Ocado. Kroger remains committed to bringing the leverage ratio back into the target range.

2018 Guidance

Kroger expects identical sales growth, excluding fuel, to range from 2.0% to 2.5% in 2018.

Kroger updated its GAAP net earnings guidance range to $3.88 to $4.03 per diluted share for 2018, from its previous range of $3.64 to $3.79. The increase in guidance is due to the unrealized gain in Ocado shares, recorded in the second quarter, and does not reflect any ongoing changes in the market value of Ocado shares because those cannot be predicted.

On an adjusted basis, the net earnings guidance range remains $2.00 to $2.15 per diluted share for 2018.

The company continues to expect capital investments, excluding mergers, acquisitions, and purchases of leased facilities, to be approximately $3.0 billion in 2018.

Kroger expects its 2018 tax rate to be approximately 22%.  Excluding the 2018 first and second quarter adjustment items, Kroger expects its 2018 tax rate to be approximately 20%.

Second Quarter 2018 Restock Kroger Highlights

Redefine the Grocery Customer Experience

•                  Launched Kroger Ship (http://ir.kroger.com/file/Index?KeyFile=394458487) in four U.S. cities, with additional expansion underway

•                  Launched OptUP (http://ir.kroger.com/Cache/1001239520.PDF?O=PDF&T=&Y=&D=&FID=1001239520&iid=4004136), an innovative data-driven app that helps customers make more informed, healthier purchase decisions, with 130,000 downloads in two months and goal of 1 million downloads in one year

•                  Announced exciting new apparel brand, Dip (http://ir.kroger.com/file/Index?KeyFile=394150277), developed by globally-renowned fashion designer Joe Mimran

•                  Introduced exclusive Bromley’s™ For Men (http://ir.kroger.com/file/Index?KeyFile=394351405) shaving and grooming products

•                  Hosted third Natural Foods Innovation Summit (http://ir.kroger.com/file/Index?KeyFile=394198436) in partnership with 84.51°

Partner for Customer Value

•                  Launched Our Brands internationally (http://ir.kroger.com/Cache/1001241629.PDF?O=PDF&T=&Y=&D=&FID=1001241629&iid=4004136), making Simple Truth® products available in China on Alibaba’s Tmall Global platform

•                  Expanded partnership with Instacart (http://ir.kroger.com/file/Index?KeyFile=394833288) to increase customer delivery coverage area to 75 additional markets throughout the U.S. by late October

•                  Seamless coverage area increased to 80% of Kroger households through curbside pickup and store home delivery

•                  Piloting (http://ir.kroger.com/file/Index?KeyFile=394048391) an on-road, fully autonomous delivery experience in Scottsdale, Arizona (http://ir.kroger.com/file/Index?KeyFile=394672395) with Silicon Valley startup Nuro

•                  Exploring strategic alternatives for Turkey Hill Dairy business (http://ir.kroger.com/file/Index?KeyFile=394543192), including a potential sale

•                  Kroger Precision Marketing powered by 84.51° launched Boosted Products in searches on Kroger digital properties (http://ir.kroger.com/file/Index?KeyFile=393697593), which in one month alone delivered 200 million product impressions for advertisers, resulting in a very high return on marketing investment vs. the traditional industry standard

Develop Talent

•                  Named one of the top places to work in IT (http://ir.kroger.com/file/Index?KeyFile=393921210) by Computerworld

•                  Established new Digital HQ in downtown Cincinnati, with plans to grow digital team to more than 1,000 over the next three years

•                  Received 1,810 applications from associates for financial support through Feed Your Future, Kroger’s industry-leading education benefit

•                  Signed an agreement with the University of Cincinnati to operate an innovation lab (http://ir.kroger.com/file/Index?KeyFile=394803644) within the school’s 1819 Innovation Hub

•                  Recognized as a top 100 internship program (https://www.nationalinternday.com/top100-2018/) in the U.S. by WayUp

Live Kroger’s Purpose

•                  Included in the top 10 of Fortune magazine’s Change the World 2018 (http://fortune.com/change-the-world/) list in recognition of Kroger’s bold social impact plan Zero Hunger | Zero Waste (https://www.thekrogerco.com/sustainability/zero-hunger-zero-waste/), which aims to end hunger in Kroger communities and eliminate waste across the company by 2025

•                  Announced new Zero Hunger | Zero Waste commitment to phase out single-use plastic bags (http://ir.kroger.com/file/Index?KeyFile=394748848) and transition to reusable bags across its Family of Stores

•                  Published 12th annual sustainability report (http://ir.kroger.com/file/Index?KeyFile=394269985) — Kroger’s first in accordance with the latest GRI Sustainability Reporting Standards — available at http://sustainability.kroger.com/

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human SpiritTM. We are nearly half a million associates who serve over nine million customers daily through a seamless digital shopping experience and 2,769 retail food stores under a variety of banner names (https://www.thekrogerco.com/about-kroger/our-business/grocery-retail/), serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom (https://www.thekrogerco.com/newsroom/) and investor relations site (http://ir.kroger.com/).

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Note: Kroger discusses the changes in certain operating results, as a percentage of sales, excluding recent mergers due to them affecting comparability to last year.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expectation,” “intend,” “committed,” “expect,” “guidance,” “goal,” “will,” “aim,” “continue,” “predict,” “target,” “strategy,” “plan,” “vision,” “confident” and “range.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in Kroger’s annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following:

•                  Kroger’s ability to achieve sales, earnings, incremental FIFO operating margin, and free cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger’s response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the uncertain pace of economic growth; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger’s future growth plans; the ability to execute on Restock Kroger; and the successful integration of merged companies and new partnerships. Kroger’s ability to achieve these goals may also be affected by Kroger’s ability to manage the factors identified above. Kroger’s ability to execute its financial strategy may be affected by its ability to generate cash flow.

•                  Kroger’s effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on September 13, 2018 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, September 13, 2018.

2nd Quarter 2018 Tables Include:

1.              Consolidated Statements of Operations

2.              Consolidated Balance Sheets

3.              Consolidated Statements of Cash Flows

4.              Supplemental Sales Information

5.              Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.              Net Earnings Per Diluted Share Excluding the Adjustment Items

Contacts: Media: Kristal Howard (513) 762-1304; Investors: Rebekah Manis (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER				YEAR-TO-DATE
	2018		2017		2018		2017

SALES	$27,869	100.0%	$27,597	100.0%	$65,399	100.0%	$63,882	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	21,930	78.7	21,609	78.3	51,293	78.4	49,890	78.1
OPERATING, GENERAL AND ADMINISTRATIVE (a)	4,612	16.6	4,517	16.4	10,734	16.4	10,883	17.0
RENT	204	0.7	225	0.8	480	0.7	496	0.8
DEPRECIATION AND AMORTIZATION	574	2.1	562	2.0	1,315	2.0	1,299	2.0

OPERATING PROFIT	549	2.0	684	2.5	1,577	2.4	1,314	2.1

OTHER INCOME (EXPENSE)
INTEREST EXPENSE	(144)	(0.5)	(138)	(0.5)	(336)	(1.2)	(315)	(1.1)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	(4)	(0.0)	(6)	(0.0)	(13)	(0.1)	(14)	(0.1)
MARK TO MARKET GAIN ON OCADO SECURITIES	216	0.8	—	—	252	0.9	—	—
GAIN ON SALE OF BUSINESS	11	0.0	—	—	1,782	6.4	—	—

NET EARNINGS BEFORE INCOME TAX EXPENSE	628	2.3	540	2.0	3,262	5.0	985	1.5

INCOME TAX EXPENSE	127	0.5	189	0.7	743	1.1	337	0.5

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	501	1.8	351	1.3	2,519	3.9	648	1.0

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(7)	—	(2)	—	(15)	—	(8)	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$508	1.8%	$353	1.3%	$2,534	3.9%	$656	1.0%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.63		$0.39		$3.05		$0.72

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	797		897		821		907

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.62		$0.39		$3.03		$0.71

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	805		905		829		917

DIVIDENDS DECLARED PER COMMON SHARE	$0.140		$0.125		$0.265		$0.245

Note:                       Certain percentages may not sum due to rounding.

Note:                       The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness.  Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

The Company defines free cash flow as net cash provided by operating activities minus net cash used by investing activities, excluding merger and acquisition activities.  Free cash flow is an important measure used by management to evaluate available funding for share repurchases, dividends, debt levels and other strategic investments.  Management believes free cash flow is a useful metric to investors and analysts because it demonstrates our ability to make share repurchases and other strategic investments, pay dividends and manage debt levels.

(a)                                   Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)                                  LIFO charges of $12 and $18 were recorded in the second quarters of 2018 and 2017, respectively.  For the year to date period, LIFO charges of $27 and $43 were recorded for 2018 and 2017, respectively.

Note:                       Certain prior-year amounts have been reclassified to conform to current-year presentation.  In the first quarter of 2018, the Company adopted ASU 2017-07, “Compensation — Retirement Benefits (Topic 715 ): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” and restated prior periods for the adoption.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	August 18,	August 12,
	2018	2017

ASSETS
Current Assets
Cash	$316	$319
Temporary cash investments	45	500
Store deposits in-transit	1,017	977
Receivables	1,488	1,536
Inventories	6,241	6,363
Assets held for sale	179	—
Prepaid and other current assets	460	452

Total current assets	9,746	10,147

Property, plant and equipment, net	21,316	21,308
Intangibles, net	1,218	1,131
Goodwill	3,087	3,052
Other assets	1,590	962

Total Assets	$36,957	$36,600

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$2,411	$948
Trade accounts payable	5,933	6,003
Accrued salaries and wages	1,108	1,080
Liabilities held for sale	60	—
Other current liabilities	3,837	3,587

Total current liabilities	13,349	11,618

Long-term debt including obligations under capital leases and financing obligations	12,121	13,100
Deferred income taxes	1,667	2,380
Pension and postretirement benefit obligations	787	1,533
Other long-term liabilities	1,695	1,825

Total Liabilities	29,619	30,456

Shareowners’ equity	7,338	6,144

Total Liabilities and Shareowners’ Equity	$36,957	$36,600

Total common shares outstanding at end of period	797	893
Total diluted shares year-to-date	829	917

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$2,519	$648
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,315	1,299
LIFO charge	27	43
Stock-based employee compensation	81	85
Expense for Company-sponsored pension plans	38	60
Deferred income taxes	92	208
Other	32	10
Gain on sale of business	(1,782)	—
Mark to market gain on Ocado securities	(252)	—
Changes in operating assets and liabilities, net of effects from mergers and disposals of businesses:
Store deposits in-transit	144	(67)
Receivables	(73)	25
Inventories	252	154
Prepaid and other current assets	365	428
Trade accounts payable	94	186
Accrued expenses	200	16
Income taxes receivable and payable	397	133
Other	(189)	97

Net cash provided by operating activities	3,260	3,325

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(1,487)	(1,522)
Proceeds from sale of assets	67	94
Payments for acquisitions, net of cash acquired	(197)	(16)
Purchases of stores	(44)	—
Net proceeds from sale of business	2,169	—
Purchases of Ocado securities	(392)	—
Other	12	(6)

Net cash provided (used) by investing activities	128	(1,450)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,016	1,502
Payments on long-term debt	(249)	(155)
Net payments on commercial paper	(1,946)	(1,425)
Dividends paid	(211)	(221)
Proceeds from issuance of capital stock	40	28
Treasury stock purchases	(1,979)	(1,030)
Other	(45)	(77)

Net cash used by financing activities	(3,374)	(1,378)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	14	497

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	347	322
END OF YEAR	$361	$819

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(1,487)	$(1,522)
Payments for lease buyouts	—	6
Changes in construction-in-progress payables	(43)	(102)
Total capital investments, excluding lease buyouts	$(1,530)	$(1,618)

Disclosure of cash flow information:
Cash paid during the year for interest	$312	$342
Cash paid during the year for income taxes	$263	$23

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	SECOND QUARTER		YEAR-TO-DATE
	2018	2017	2018	2017

EXCLUDING FUEL	$23,213	$22,852	$54,051	$53,120

EXCLUDING FUEL	1.6%	0.9%	1.8%	0.4%

(a)         Kroger defines identical sales as sales made directly to the customer.  Supermarket sales are included as identical when a location has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	August 18,	August 12,
	2018	2017	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$2,411	$948	$1,463
Long-term debt including obligations under capital leases and financing obligations	12,121	13,100	(979)

Total debt	14,532	14,048	484

Less: Temporary cash investments	45	500	(455)

Net total debt	$14,487	$13,548	$939

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarter 52 week basis.

	Rolling Four Quarters Ended
	August 18,	August 12,
	2018	2017

Net earnings attributable to The Kroger Co.	$3,785	$1,553
LIFO (credit) charge	(24)	35
Depreciation and amortization	2,453	2,420
Interest expense	620	565
Income tax expense	1	773
Adjustments for pension plan agreements	338	199
Adjustment for voluntary retirement offering	—	184
Adjustment for Kroger Specialty Pharmacy goodwill impairment	110	—
Adjustment for company-sponsored pension plan termination	502	—
Adjustment for mark to market gain on Ocado securities	(252)	—
Adjustment for gain on sale of convenience store business	(1,782)	—
53rd week EBITDA adjustment	(131)	—
Other	(16)	(17)

Adjusted EBITDA	$5,604	$5,712

Net total debt to adjusted EBITDA ratio on a 52 week basis	2.59	2.37

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.

	SECOND QUARTER		YEAR-TO-DATE
	2018	2017	2018	2017
NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$508	$353	$2,534	$656

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a)(b)	—	—	(10)	126
ADJUSTMENT FOR VOLUNTARY RETIREMENT OFFERING (a)(c)	—	—	—	117
ADJUSTMENT FOR GAIN ON SALE OF CONVENIENCE STORE BUSINESS (a)(d)	(8)	—	(1,360)	—
ADJUSTMENT FOR MARK TO MARKET GAIN ON OCADO SECURITIES (a)(e)	(164)	—	(191)	—
ADJUSTMENT FOR DEPRECIATION RELATED TO HELD FOR SALE ASSETS (a)(f)	—	—	(11)	—

2018 AND 2017 ADJUSTMENT ITEMS	(172)	—	(1,572)	243

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$336	$353	$962	$899

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.62	$0.39	$3.03	$0.71

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (g)	—	—	(0.01)	0.13
ADJUSTMENT FOR VOLUNTARY RETIREMENT OFFERING (g)	—	—	—	0.13
ADJUSTMENT FOR GAIN ON SALE OF CONVENIENCE STORE BUSINESS (g)	(0.01)	—	(1.63)	—
ADJUSTMENT FOR MARK TO MARKET GAIN ON OCADO SECURITIES (g)	(0.20)	—	(0.23)	—
ADJUSTMENT FOR DEPRECIATION RELATED TO HELD FOR SALE ASSETS (g)	—	—	(0.01)	—

2018 AND 2017 ADJUSTMENT ITEMS	(0.21)	—	(1.88)	0.26

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$0.41	$0.39	$1.15	$0.97

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	805	905	829	917

(a)                                 The amounts presented represent the after-tax effect of each adjustment.

(b)                                 The pre-tax adjustments for pension plan agreements were ($13) in 2018 and $199 in 2017.

(c)                                  The pre-tax adjustment for voluntary retirement offering was $184.

(d)                                 The pre-tax adjustment for gain on sale of convenience store business was ($11) in the Second Quarter of 2018 and ($1,782) for 2018.

(e)                                  The pre-tax adjustment for mark to market gain on securities was ($216) in the Second Quarter of 2018 and ($252) for 2018.

(f)                                   The pre-tax adjustment for depreciation related to held for sale assets was ($14).

(g)                                  The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Note:                  2018 Second Quarter Adjustment Items include adjustments for the gain on sale of convenience store business and the mark to market gain on Ocado securities.

2018 Adjustment Items include the 2018 Second Quarter Adjustment Items plus the adjustments that occurred in the first quarter of 2018 for pension plan agreements, the gain on sale of convenience store business, the mark to market gain on Ocado securities and depreciation related to held for sale assets.

2017 Adjustment Items include adjustments for pension plan agreements and the voluntary retirement offering.